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                                                                    Exhibit 3(a)

September 14, 2000



GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, Virginia 23230

Gentlemen:

With reference to Pre-Effective Amendment No. 1 to Registration Statement 333-40820 on Form S-6, filed by GE Life and Annuity Assurance Company and GE Life & Annuity Separate Account II with the Securities and Exchange Commission covering single premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Life and Annuity Assurance Company duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual single premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the State of Virginia.

2. GE Life & Annuity Separate Account II is a duly authorized and existing separate account established pursuant to the provisions of the Code of Virignia.

3. The single premium variable life insurance policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File Number 333-40820) and the reference to me under the caption "Legal Matters" in said Pre-Effective Amendment.

Sincerely,


Donita King
Senior Vice President, General Counsel & Secretary
Law Department